Exhibit (11)

[LETTERHEAD OF VENABLE LLP]

May 13, 2015

Legg Mason Partners Institutional Trust

620 Eighth Avenue

New York, New York 10018

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have served as Maryland counsel to Legg Mason Partners Institutional Trust, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Trust”), in connection with the registration of shares (the “Shares”) of beneficial interest, par value $.00001 per share, classified and designated as Institutional Shares and Investor Shares of Western Asset Institutional Tax Free Reserves (the “Acquiring Fund”), a series of the Trust, to be issued pursuant to the Agreement and Plan of Reorganization, by and among the Trust, on behalf of the Acquiring Fund and Western Asset Institutional AMT Free Municipal Money Market Fund, and, solely for the purposes of paragraph 10.2 thereof, Legg Mason Partners Fund Advisor, LLC (the “Plan”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Trust on or about the date hereof with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form transmitted to the Commission under the 1933 Act;

2. The Certificate of Trust of the Trust, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Declaration of Trust of the Trust, certified as of the date hereof by an officer of the Trust;

4. The Bylaws of the Trust, certified as of the date hereof by an officer of the Trust;

5. The form of the Plan, certified as of the date hereof by an officer of the Trust;

Legg Mason Partners Institutional Trust

May 13, 2015

6. A certificate of the SDAT as to the good standing of the Trust, dated as of a recent date;

7. Resolutions adopted by the Board of Trustees of the Trust (the “Resolutions”) relating to the authorization of the registration, sale and issuance of the Shares and the approval of the Plan, certified as of the date hereof by an officer of the Trust;

8. A certificate executed by an officer of the Trust, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Trust) is duly authorized to do so.

3. Each of the parties (other than the Trust) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The final Plan will not differ in any manner relevant to this opinion from the form of the Plan.

Legg Mason Partners Institutional Trust

May 13, 2015

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Trust is a statutory trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP